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                     December 30, 2022

       Stephen Herbert
       Chief Executive Officer
       Armada Acquisition Corp. I
       1760 Market Street, Suite 602
       Philadelphia, PA 19103

                                                        Re: Armada Acquisition
Corp. I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 22,
2022
                                                            File No. 001-40742

       Dear Stephen Herbert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Penny J. Minna, Esq.